 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Match Group, Inc.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2024

This supplement to the proxy statement, dated April 29, 2024 (the “Proxy Statement”), for the 2024 Annual Meeting of Stockholders to be held on June 21, 2024 (the “Annual Meeting”) of Match Group, Inc. (the “Company”) updates the Proxy Statement for a recent change in the proposed nominees for election to the Board.

Other than as set forth below, this supplement does not change any of the proposals in the Proxy Statement to be acted on at the Annual Meeting, other than the election of directors.

Withdrawal of Nominee for Election to the Board

On June 2, 2024, Wendi Murdoch notified the Board of Directors (the “Board”) that she has decided not to stand for reelection as a director of the Company at the Annual Meeting. Ms. Murdoch will serve out the remainder of her term until the Annual Meeting.

As a result of Ms. Murdoch’s decision, Ms. Murdoch’s nomination for election to the Board at the Annual Meeting has been withdrawn.

Voting Matters

The form of proxy card included in the Company’s proxy materials remains valid, notwithstanding Ms. Murdoch’s withdrawal as a director nominee. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Ms. Murdoch will be disregarded and will not be voted with respect to her election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election of the other director nominees.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Ms. Murdoch. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Ms. Murdoch as a nominee for election as director.